Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS FIRST QUARTER 2007 RESULTS

Solid Gains in Core Operations;

Maine, New Hampshire and Vermont Merger Integration on Track

CHARLOTTE, N.C. (May 3, 2007) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”), a leading provider of communications services to rural and small urban communities across the country, today announced its financial results for the first quarter ended March 31, 2007.

•

Revenues for the first quarter of 2007 increased $4.9 million or 7.5% over the first quarter of 2006. Excluding the impact of operations acquired in the last twelve months, revenues increased 0.1% compared to the first quarter of 2006.

•

Adjusted EBITDA (as defined herein) for the first quarter of 2007 was $31.4 million versus $33.3 million for the same period last year. The Company incurred expenses of $7.6 million in the first quarter of 2007 related to the pending merger with Verizon’s Maine, Vermont and New Hampshire wireline operations. The Company’s credit facility allows these expenses to be added back to calculate Adjusted EBITDA.

•

Loss per share on a fully diluted basis for the first quarter of 2007 were ($0.00) compared to earnings per share in the first quarter of 2006 of $0.17 principally due to the merger related expenses in 2007.

“The first quarter of 2007 continued the strong operational performance exhibited throughout 2006,” said Gene Johnson, Chairman & CEO of FairPoint. “We reported improvements in our key operational metrics, while also generating solid cash flows, enabling us to maintain our commitment to preserving our current dividend. We were able to report these strong operating results while also focusing considerable resources on the pre-closing integration of Verizon’s wireline operations in Maine, New Hampshire and Vermont. We are confident that we will be able to continue to produce solid financial results and operational metrics as we progress through the year and we continue to make steady progress in our efforts to close the Verizon transaction in early 2008.”

Mr. Johnson, continued, “Our broadband penetration continues to improve, reaching 25% of the lines we serve, and we continue to see new opportunities for our customers to benefit from our bundled services. We believe that our continuing success in bringing broadband with enhanced functionality to the current markets we serve will create a solid platform for us as we plan to improve broadband access and services for our future customers in northern New England.”

Results for the three month period ended March 31, 2007

Operating Revenues

Consolidated revenues for the three months ended March 31, 2007 were $69.7 million, an increase of $4.9 million or 7.5%, compared with the three months ended March 31, 2006. Operations acquired in the last twelve months accounted for approximately $4.8 million of the increase in total revenues. Excluding the impact of operations acquired in the previous twelve months, revenues increased approximately $0.1 million, or 0.1%, compared with the first quarter of the prior year. Items contributing to the increase in revenues were increases in long distance revenue of $1.5 million, data and internet service revenue of $0.7 million and intrastate access revenue of $0.3 million. These increases were partially offset by decreases in interstate access revenue of $0.7 million, other revenue of $0.7 million, universal service fund revenue of $0.6 million and local service revenue of $0.3 million.

Operating Expenses

Operating expenses (excluding depreciation and amortization) increased $13.7 million or 38.4%, compared with the first quarter of 2006. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $11.3 million, or 31.8%, compared with the prior year. The primary drivers of this increase were merger related expenses of $7.6 million and increases in employee compensation expenses of $1.2 million, cost of goods sold of $1.2 million (including $1.0 million related to high speed data (“HSD”) and long distance services), operating insurance expenses of $0.4 million, advertising and promotion expenses of $0.2 million and contracted labor expenses of $0.2 million.

Also included in operating expenses are costs associated with stock based compensation which are non-cash expenses. Total stock based compensation expenses for the three months ended March 31, 2007 and March 31, 2006 were $0.9 million and $0.6 million, respectively. Depreciation and amortization expense decreased $0.7 million compared to the same period in 2006.

Net Income (Loss) and Earnings (Loss) per Share

Net income decreased $5.8 million compared to the first quarter of 2006 resulting in a net loss of $33 thousand for the three months ended March 31, 2007. This decrease was primarily driven by an increase in expenses as discussed above. The Company reported a loss per share on a fully diluted basis of ($0.00) for the three months ended March 31, 2007, compared with earnings per share on a fully diluted basis of $0.17 for the same period in 2006.

Net Cash Provided by Operating Activities from Continuing Operations

Net cash provided by operating activities from continuing operations for the three months ended March 31, 2007 was $11.1 million, a decrease of $9.8 million compared with the three months ended March 31, 2006.  The primary driver of this decrease in net cash provided by operating activities from continuing operations was the $7.6 million of merger related expenses incurred in the first quarter of 2007.

Adjusted EBITDA and Cash Available for Dividends

Adjusted EBITDA for the three months ended March 31, 2007 was $31.4 million, compared with Adjusted EBITDA of $33.3 million for the same period in the prior year. The decrease in Adjusted EBITDA is principally due to a $1.0 million reduction in distributions from investments. Cash Available for Dividends of $14.2 million was generated during the three months ended March 31, 2007. Cash Available for

Dividends for the three months ended March 31, 2007 was down from the $18.4 million generated in the three months ended December 31, 2006 principally because of higher capital expenditures and because the prior year included $1.0 million received in the first quarter of 2006 related to the settlement reached with the Company’s previous outsourced billing system provider.

Operational highlights

•	Total HSD subscribers increased by 2,370 in the first quarter of 2007 to 61,814 at March 31, 2007.
•	HSD penetration increased to 24.9% of voice access lines at March 31, 2007 compared to 20.3% at March 31, 2006.
•	HSD average revenue per subscriber (“ARPU”) was $39.71 for the first quarter of 2007.
•

Interstate long distance penetration at March 31, 2007 increased to 50.4% of voice access lines compared to 45.2% at March 31, 2006, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•

Total access line equivalents were 310,180 as of March 31, 2007, representing a decrease of less than 1,000 lines or 0.3% from December 31, 2006. Total access line equivalents as of March 31, 2007 increased 6.4% compared with March 31, 2006 and increased 0.1% compared with March 31, 2006 including only lines owned for the full year.

•	Voice access lines, excluding lines acquired in the last twelve months, as of March 31, 2007 decreased 3.8% compared to March 31, 2006.

Access Line Equivalents

	3/31/2007	12/31/2006	3/31/2006	% change 3/31/07 to 3/31/06
Access lines owned for full year(1):
Voice access lines	232,900	236,009	242,191	(3.8%)
HSD subscribers	57,820	55,602	48,105	20.2%
Subtotal: Access line equivalents	290,720	291,611	290,296	0.1%

Access lines acquired or disposed of during the last twelve months(1)(2):
Voice access lines	15,466	15,697	-	N/A
HSD subscribers	3,994	3,842	1,165	N/A
Subtotal: Access line equivalents	19,460	19,539	1,165	N/A

Total access line equivalents	310,180	311,150	291,461	6.4%

(1)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts. CLEC lines have been included in the line counts for all periods above for comparison purposes.

(2)

Represents voice access lines and HSD subscribers for companies owned less than twelve months. The Company completed the acquisition of the assets of Cass County Telephone Company Limited Partnership in the third quarter of 2006, the acquisition of Unite Communications Systems, Inc. in the third quarter of 2006 and the acquisition of The Germantown Independent Telephone Company in the fourth quarter of 2006. The Company sold the operations of a subsidiary, Fremont Broadband, LLC during the second quarter of 2006.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of March 31, 2007, was the quarter ended December 31, 2006). Under this covenant, as of March 31, 2007, the Company had Cumulative Cash Available for Dividends of $45.2 million, from which it paid a dividend on April 17, 2007 of $13.9 million, resulting in a carryover of $31.3 million of Cumulative Cash Available for Dividends. In addition to this $31.3 million carryover, based on the Company’s financial performance through March 31, 2007 as described in this earnings release, the Company generated an additional $14.2 million of Cash Available for Dividends and as a result expects to have $45.5 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend. Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

2007 Outlook

For the full year, FairPoint continues to anticipate revenues of $281 to $284 million. Adjusted EBITDA, after adjusting for the sale of the Company’s investment in Orange County-Poughkeepsie Limited Partnership which occurred on April 10, 2007, is expected to be $123 to $125 million. Expected full year capital expenditures for 2007 remain unchanged at approximately $73 to $75 million, including $44 million related to the merger.

The Company estimates that capital expenditures in the second quarter of 2007, excluding merger related expenditures, will be approximately $11 to $12 million. In addition, the Company expects cash interest expense for the second quarter of 2007 will be approximately $9.7 to $9.9 million.

Merger Information and Update

The Company announced on January 16, 2007 that it had signed definitive agreements with Verizon Communications Inc. that will result in Verizon establishing separate entities for its local exchange and related business assets in Maine, New Hampshire and Vermont, spinning off the capital stock of the parent of those new entities to Verizon’s stockholders, and merging it with and into FairPoint. FairPoint and Verizon are working to complete the merger as quickly as possible after receipt of applicable regulatory approvals, the last of which are currently expected to be received in the fourth quarter of 2007. If the merger is approved by FairPoint’s stockholders at its annual meeting this summer, FairPoint expects to complete the merger in January 2008. For additional information on the merger and related agreements, please refer to the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on January 19, 2007 and April 23, 2007.

On April 10, 2007, the Company completed the sale of its investment in Orange County-Poughkeepsie Limited Partnership. The Company received total cash proceeds of $55 million, of which $1.0 million was received in the first quarter of 2007 in the form of a distribution from the partnership.

Merger Update

•	Completed Systems Blueprint – completed detailed assessment of proposed software packages, and hardware from various industry leading vendors and made initial selections.
•	“Launch Release” Workstream Project Plans completed – detailed project plan for each of the approximately 40 project work streams identified to prepare systems for closing.
•	“Independence Release” Workstream Plans under development and on schedule for conversion off of the TSA (Transition Services Agreement).
•	Received Initial Cutover Plan from Verizon –FairPoint and Verizon have begun developing cutover plans for each workstream.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter results at 8:30 a.m. EDT on May 3, 2007. Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications first quarter earnings call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 5954789. The recording will be available from Thursday, May 3, 2007 at 1:00 p.m. through Thursday, May 10, 2007 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EDT) on May 3, 2007 and will remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate communications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint’s results for the quarter ended March 31, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Rob Thompson, (704) 227-3633; rjthompson@fairpoint.com

# # #

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$5,550	$3,805
Accounts receivable, net	28,890	28,533
Other	12,665	13,184
Deferred income tax, net	19,182	33,648
Investment held for sale	5,403	—
Total current assets	71,690	79,170
Property, plant, and equipment, net	241,490	246,264
Investments	6,211	12,057
Goodwill	499,192	499,184
Deferred income tax, net	43,096	23,830
Deferred charges and other assets	22,456	24,725
Total assets	$884,135	$885,230

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,867	$14,337
Dividends payable	13,925	13,908
Current portion of long-term debt	723	714
Demand notes payable	312	312
Accrued interest payable	592	560
Other accrued liabilities	17,722	16,017
Liabilities of discontinued operations	485	486
Total current liabilities	49,626	46,334

Long-term liabilities:
Long-term debt, net of current portion	616,932	607,272
Deferred credits and other long-term liabilities	7,898	6,897
Total long-term liabilities	624,830	614,169
Minority interest	8	8
Stockholders' equity:
Common stock	353	352
Additional paid-in capital	517,508	530,536
Accumulated deficit	(311,578)	(311,545)
Accumulated other comprehensive income, net	3,388	5,376
Total stockholders' equity	209,671	224,719
Total liabilities and stockholders' equity	$884,135	$885,230

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended
	March 31,
	2007	2006
	(Dollars in thousands)

Revenues	$69,672	$64,791
Operating expenses:
Operating expenses, excluding depreciation
and amortization	49,264	35,605
Depreciation and amortization	12,907	13,635
Total operating expenses	62,171	49,240
Income from operations	7,501	15,551
Other income (expense):
Net gain (loss) on sale of investments and
other assets	242	(52)
Interest and dividend income	78	340
Interest expense	(10,032)	(9,753)
Equity in net earnings of investees	2,575	3,286
Total other expense	(7,137)	(6,179)
Income before income taxes	364	9,372
Income tax expense	(397)	(3,652)
Net (loss) income	$(33)	$5,720

Weighted average shares outstanding:
Basic	34,671	34,552
Diluted	34,671	34,647

(Loss) earnings per share:
Basic	$(0.00)	$0.17
Diluted	$(0.00)	$0.17

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	March 31,
	2007	2006
	(Dollars in thousands)
Cash flows from operating activities:
Net (loss) income	$(33)	$5,720
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Deferred income taxes	102	3,253
Amortization of debt issue costs	385	444
Depreciation and amortization	12,907	13,635
Income from equity method investments	(2,575)	(3,286)
Other non cash items	630	387
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	(773)	4,293
Accounts payable and other accrued liabilities	851	(3,262)
Income taxes	(320)	(221)
Other assets/liabilities	(42)	(47)
Total adjustments	11,165	15,196
Net cash provided by operating activities of continuing operations	11,132	20,916
Cash flows from investing activities of continuing operations:
Net capital additions	(7,743)	(5,944)
Distributions from investments	2,420	3,430
Net proceeds from sales of investments and other assets	794	1,746
Other, net	(5)	(36)
Net cash used in investing activities of continuing operations	(4,534)	(804)
Cash flows from financing activities of continuing operations:
Loan origination costs	(626)	—
Proceeds from issuance of long-term debt	37,500	13,850
Repayments of long-term debt	(27,831)	(15,787)
Proceeds from exercise of stock options	—	24
Dividends paid to common stockholders	(13,896)	(13,765)
Net cash used in financing activities of continuing operations	(4,853)	(15,678)
Cash flows of discontinued operations:
Operating cash flows, net provided by	—	138
Net increase in cash	1,745	4,572
Cash, beginning of period	3,805	5,083
Cash, end of period	$5,550	$9,655

FAIRPOINT COMMUNICATIONS, INC.
Non-GAAP Financial Measures Reconciliation
for the Three Months Ended March 31, 2007 and 2006

	Three Months Ended	Three Months Ended
	03/31/07	03/31/06
	(Dollars in thousands)

Net cash provided by operating activities from continuing operations	$11,132	$20,916
Adjustments:
Depreciation and amortization	(12,907)	(13,635)
Other non-cash items	1,458	(798)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	284	(763)
(Loss) income from continuing operations	(33)	5,720
Adjustments:
Interest expense	10,032	9,753
Provision for income taxes	397	3,652
Depreciation and amortization	12,907	13,635
EBITDA	23,303	32,760
Adjustments:
Net (gain) loss on sale of investments and other assets	(242)	52
Equity in net earnings of investees	(2,575)	(3,286)
Distributions from investments	2,420	3,430
Non-cash stock based compensation	858	614
Merger transaction and transition expenses	7,644	-
Other non-cash items	-	(318)
Deferred patronage dividends	(14)	41
Adjusted EBITDA	$31,394	$33,293
Plus (minus):
Scheduled principal payments	(168)	(159)
Cash interest expense (adjusted for amortization and swap interest)	(9,647)	(9,309)
Capital expenditures and other	(6,893)	(5,944)
Investments	-	-
Cash received on account of non-cash income excluded from Adjusted EBITDA	-	1,000
Gain on sale of investment/assets	73	175
Cash income taxes	(584)	(620)
Cash Available for Dividends	$14,175	$18,436

"EBITDA" means net (loss) income before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" is defined in FairPoint's credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income: provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the Company's Merger Agreement with Verizon Communications Inc. and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

"Cash Available for Dividends" means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization and swap interest), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business (excluding any gain realized on the sale of the Company's investment in the Orange County-Poughkeepsie Limited Partnership), and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

FAIRPOINT COMMUNICATIONS, INC.
Sequential Financial Information for the Quarters Ending March 31, 2007,
December 31, September 30, June 30 and March 31, 2006

(Dollars in thousands)	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Consolidated Results:
Revenues:
Local calling services	$17,506	$17,781	$16,984	$16,609	$16,282
USF - high cost loop support	4,616	5,380	5,116	4,731	4,819
Interstate access revenue	18,398	18,768	19,399	16,589	17,636
Intrastate access revenue	9,729	9,337	10,150	8,888	8,977
Long distance services	6,944	5,983	6,525	5,630	5,399
Data and internet services	7,842	7,550	7,119	6,890	6,683
Other services	4,637	5,583	5,407	4,859	4,995
Total revenues	69,672	70,382	70,700	64,196	64,791
Operating expenses	62,171	56,631	53,201	49,627	49,240
Income from operations	7,501	13,751	17,499	14,569	15,551
Other income (expense)	(7,137)	(7,113)	(7,853)	10,151	(6,179)

Earnings from continuing operations before income taxes	364	6,638	9,646	24,720	9,372
Income taxes	(397)	(2,893)	(3,668)	(9,645)	(3,652)
Minority interest in income of subsidiaries	-	-	(1)	(1)	-
Income from discontinued operations	-	574	-	-	-
Net (loss) income	$(33)	$4,319	$5,977	$15,074	$5,720

Cash Available for Dividends:
Adjusted EBITDA	$31,394	$33,271	$33,448	$33,153	$33,293
Plus (minus):
Scheduled principal payments	(168)	(166)	(164)	(162)	(159)
Cash interest expense (adjusted for amortization and swap interest)	(9,647)	(9,780)	(9,594)	(9,411)	(9,309)
Capital expenditures and other, excluding merger expenditures	(6,893)	(6,412)	(8,100)	(12,688)	(5,944)
Investments	-	-	-	(112)	-

Cash received on account of non-cash income excluded from Adjusted EBITDA	-	1,000	1,000	1,000	1,000
Gain on sale of investment/assets	73	350	59	14,264	175
Cash income taxes	(584)	(85)	(1,160)	(504)	(620)
Cash Available for Dividends	$14,175	$18,178	$15,489	$25,540	$18,436

Cumulative Cash Available for Dividends: (1)
Beginning Balance	$45,246	$40,964	$39,331	$27,616	$22,972
Add:
Cash Available for Dividends generated during the quarter	14,175	18,178	15,489	25,540	18,436
Less:
Dividends declared and/or paid after July 30, 2005	(13,917)	(13,896)	(13,856)	(13,825)	(13,792)
Cumulative Cash Available for Dividends	$45,504	$45,246	$40,964	$39,331	$27,616

Other information:
Gross property, plant and equipment	$837,221	$829,234	$815,543	$775,322	$764,431
Capital expenditures, including merger expenditures	7,743	6,354	8,100	11,592	5,944
Interest expense (adjusted for amortization and swap interest)	(9,647)	(9,780)	(9,594)	(9,411)	(9,309)
Access line equivalents (2)	310,180	311,150	308,858	293,603	291,461
Residential access lines	191,571	194,119	194,002	186,316	186,669
Business access lines	56,795	57,587	57,761	55,860	55,522
High Speed Data subscribers	61,814	59,444	57,095	51,427	49,270
DSL subscribers	56,851	54,752	52,655	47,313	44,360
Other HSD subscribers (Wireless and Cable modems)	4,963	4,692	4,440	4,114	4,910

(1)

Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).

(2)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts.